REGEN BIOLOGICS, INC.

SCHEDULE 14A INFORMATION
(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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REGEN BIOLOGICS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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REGEN BIOLOGICS, INC.
509 Commerce Street
1st Floor, East Wing
Franklin Lakes, New Jersey 07417
April 19, 2005
Dear Stockholder:
      You are cordially invited to attend the ReGen Biologics, Inc. (“ReGen”) Annual Meeting of Stockholders to be held on May 13, 2005 at 12:30 p.m. Eastern time at the offices of our legal counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 1540 Broadway, New York, New York 10036.
      The matters proposed for consideration at the meeting are:

•	the election of Gerald E. Bisbee, Jr., Ph.D., Abhi Acharya, Ph.D., Alan W. Baldwin, Robert G. McNeil, Ph.D., J. Richard Steadman, M.D. and William R. Timken as directors for the next year;

•	the amendment of the Company’s Certificate of Incorporation to increase the authorized shares of common stock, $0.01 par value per share, from 130,000,000 shares to 165,000,000 shares;

•	the one for seven reverse stock split of all of ReGen’s issued and outstanding common stock, subject to the authority of the Board;

•	the ratification of the appointment of Ernst & Young LLP as our independent accountants for the current fiscal year; and

•	the transaction of such other business as may come before the meeting or any adjournment thereof.
      The accompanying Notice of Annual Meeting of Stockholders and proxy statement discuss these matters in further detail. We urge you to review this information carefully.
      Pursuant to the terms of the stockholders agreement among certain ReGen stockholders, the parties to the stockholders agreement have agreed to vote their shares in favor of the election of certain designated directors, as listed above, and in favor of the reverse stock split. The parties to the stockholders agreement currently hold approximately 37.80% of the issued and outstanding voting capital stock of our company. The parties to the stockholders agreement are not bound to vote in any way on any other proposals.
      You will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Stockholders and proxy statement and to ask questions about us and our operations.
      It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend, please sign and promptly return the enclosed proxy card using the envelope provided. If you do attend the annual meeting, you may withdraw your proxy and vote your shares in person.

Sincerely,

/s/ Gerald E. Bisbee, Jr., Ph.D.
Gerald E. Bisbee, Jr., Ph.D. Chairman and Chief Executive Officer

REGEN BIOLOGICS, INC.
509 Commerce Street
1st Floor, East Wing
Franklin Lakes, New Jersey 07417
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 13, 2005
       The Annual Meeting of Stockholders of ReGen Biologics, Inc. (“ReGen”) will be held on May 13, 2005 at 12:30 p.m. Eastern time at the offices of our legal counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 1540 Broadway, New York, New York 10036, for the following purposes:

1.	To elect Gerald E. Bisbee, Jr., Ph.D., Abhi Acharya, Ph.D., Alan W. Baldwin, Robert G. McNeil, Ph.D., J. Richard Steadman, M.D. and William R. Timken as directors for the next year;

2.	To approve an amendment of the company’s Certificate of Incorporation to increase the authorized shares of common stock, $0.01 par value per share, from 130,000,000 shares to 165,000,000 shares;

3.	To approve a one for seven reverse stock split of all of ReGen’s issued and outstanding common stock, subject to the authority of the Board;

4.	To ratify the appointment of Ernst & Young LLP as our independent accountants for the current fiscal year; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.
      Pursuant to the terms of the stockholders agreement among certain ReGen stockholders, the parties to the stockholders agreement have agreed to vote their shares in favor of the election of certain designated directors, as listed above, and in favor of the reverse stock split. The parties to the stockholders agreement currently hold approximately 37.80% of the issued and outstanding voting capital stock of our company. The parties to the stockholders agreement are not bound to vote in any way on any other proposals.
      The Board has fixed the close of business on March 28, 2005 as the record date for us to determine those stockholders entitled to notice and those stockholders entitled to vote at the Annual Meeting of Stockholders. We request that all stockholders, whether or not you expect to attend the meeting, sign the enclosed proxy and return it as promptly as possible in the accompanying stamped envelope. You may revoke your proxy at any time before it is voted. If you are present at the meeting, you may vote your shares in person and the proxy will not be used. You are respectfully urged to read the proxy statement contained in this booklet for further information concerning the matters to be acted upon at the annual meeting and the use of the proxy.

By Order of the Board,

/s/ Gerald E. Bisbee, Jr., Ph.D.
Gerald E. Bisbee, Jr., Ph.D. Chairman and Chief Executive Officer
April 19, 2005
IMPORTANT — PLEASE MAIL YOUR SIGNED PROXY CARD
PROMPTLY IN THE ENCLOSED ENVELOPE

TABLE OF CONTENTS

BENEFICIAL OWNERSHIP	3
ELECTION OF DIRECTORS	6
EXECUTIVE OFFICERS	10
EXECUTIVE COMPENSATION	12
OPTION GRANTS	12
AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES	12
REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION	13
REPORT OF THE AUDIT COMMITTEE	16
COMPARATIVE STOCK PRICE PERFORMANCE GRAPH	17
REGEN STOCKHOLDERS’ AGREEMENT	18
RATIFICATION OF PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	19
RATIFICATION OF PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO EFFECT A ONE FOR SEVEN REVERSE STOCK SPLIT	20
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS	21
DEADLINE FOR STOCKHOLDERS PROPOSALS	22
ADDITIONAL INFORMATION	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	23
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	24
APPENDIX A	A-1

REGEN BIOLOGICS, INC.
509 Commerce Street
1st Floor, East Wing
Franklin Lakes, New Jersey 07417
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 13, 2005
       This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of ReGen Biologics, Inc. to be held on May 13, 2005 at 12:30 p.m. Eastern time at the offices of our legal counsel, Pillsbury Winthrop Shaw Pittman LLP, located at 1540 Broadway, New York, New York 10036.
      The matters proposed for consideration at the meeting are:

•	the election of Gerald E. Bisbee, Jr., Ph.D., Abhi Acharya, Ph.D., Alan W. Baldwin, Robert G. McNeil, Ph.D., J. Richard Steadman, M.D. and William R. Timken as directors for the next year;

•	the amendment of the Company’s Certificate of Incorporation to increase the authorized shares of common stock, $0.01 per value par share, from 130,000,000 shares to 165,000,000 shares;

•	the one for seven reverse stock split of all of ReGen’s issued and outstanding common stock, subject to the authority of the Board;

•	the ratification of the appointment of Ernst & Young LLP as our independent accountants for the current fiscal year; and

•	the transaction of such other business as may come before the meeting or any adjournment thereof.
      Pursuant to the terms of the stockholders agreement among certain ReGen stockholders, the parties to the stockholders agreement have agreed to vote their shares in favor of the election of certain designated directors, as listed above, and in favor of the reverse stock split. The parties to the stockholders agreement currently hold approximately 37.80% of the issued and outstanding voting capital stock of our company. The parties to the stockholders agreement are not bound to vote in any way on any other proposals.
      This proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the enclosed proxy card are being mailed to stockholders on or about April 19, 2005. The enclosed proxy card is solicited by our Board and will be voted at the annual meeting and any adjournments thereof. Shares represented by a properly executed proxy card in the accompanying form will be voted at the annual meeting in accordance with any instructions specified by the stockholder. If no instructions are given, the stockholder’s shares will be voted in accordance with the recommendations of the Board “FOR” each of the proposals presented in this proxy statement. Those recommendations are described later in this proxy statement.
      The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business. Votes cast in person or by proxy, abstentions and broker non-votes (which we define below) will be tabulated by the inspectors of election and will be considered in the determination of whether a quorum is present at the annual meeting. The inspectors of election will treat shares represented by executed proxies that abstain as shares that are present and entitled to vote for purposes of determining the approval of such matter. If, with respect to any shares, a broker or other nominee submits a proxy card indicating that instructions have not been received from the beneficial owners or the persons entitled to vote and that such broker or other nominee does not have discretionary authority to vote such shares (a “broker non-vote”) on one or more proposals, those shares will not be treated as present and entitled to vote for purposes of determining the approval of any such proposal.
      The proxy may be revoked at any time before it is exercised by delivering a written notice of revocation to our Corporate Secretary. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to our Corporate Secretary at our principal executive offices as follows: 509 Commerce Street, 1st Floor, East Wing, Franklin Lakes, New Jersey 07417, Attention: Corporate Secretary. If you attend the annual meeting in person, you may revoke your proxy by either giving notice of revocation to the inspectors of election at the annual meeting or by voting at the annual meeting in person. The only items of business that the Board intends to present or knows will be presented at the annual meeting are the items discussed in this proxy statement. The proxy confers discretionary authority upon the persons named in it, or their substitutes, to vote on any other items of business that may properly come before the meeting. All holders of record of our common stock at the close of business on March 28, 2005 will be eligible to vote at the annual meeting. As of March 28, 2005 we had 53,423,733 shares of common stock issued, 53,396,717 shares of common stock outstanding, and 14,655,628 and 11,269,801 shares, respectively, of Series A and Series C preferred stock issued and outstanding, and 79,322,146 in aggregate voting securities issued and outstanding. The holders of our preferred stock have the right to vote together with the holders of our common stock on an as-converted basis. Each share of common stock and preferred stock is entitled to one vote.

BENEFICIAL OWNERSHIP
      The following table sets forth certain information regarding the beneficial ownership of the shares of our common stock and preferred stock as of March 28, 2005 by:

•	each person we know to beneficially own more than 5% of our voting stock,

•	each director and nominee for director,

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation,” and

•	all of our directors, nominees for directors and executive officers as a group.
      The number of shares of common stock outstanding on March 28, 2005 was 53,396,717 shares. The combined number of shares of Series A and Series C preferred stock outstanding on March 28, 2005 was 25,925,429 shares. The aggregate voting securities issued and outstanding as of March 28, 2005 was 79,322,146. Except as noted, all information with respect to beneficial ownership has been furnished by the respective director, executive officer or beneficial owner of more than 5% of our common stock, or is based on filings with the Securities and Exchange Commission. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the common stock has been determined for this purpose in accordance with the Securities Exchange Act of 1934, as amended, which provides, among other things, that a person is deemed to be the beneficial owner of the common stock if that person, directly or indirectly, has or shares voting power or investment power with respect to such stock or has the right to acquire such ownership within sixty days. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with Securities and Exchange Commission reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of the common stock. Unless otherwise indicated below, the address of those identified in the table is ReGen Biologics, Inc., 509 Commerce Street, 1st Floor, East Wing, Franklin Lakes, NJ 07417.

	Number of Shares	Percentage of
	Beneficially	Shares Beneficially
Name and Address of Beneficial Owner	Owned	Owned

Robert G. McNeil, Ph.D.(1)	22,620,030	27.83%
Sanderling Ventures(2)(14)	21,664,079	26.89%
Centerpulse USA Holding Co.(3)(14)	5,639,547	7.08%
L-R Global Partners, L.P.; L-R Global Fund, Ltd.(4)	5,051,524	6.37%
Gerald E. Bisbee, Jr., Ph.D.(5)	4,830,526	5.80%
J. Richard Steadman M.D.(6)(14)	3,872,457	4.79%
Brion D. Umidi(7)	1,046,812	1.30%
John Dichiara(8)	950,032	1.18%
William R. Timken(9)	842,859	1.06%
William Rodkey D.V.M.(10)	737,156	*
Alan W. Baldwin(11)	328,802	*
Abhi Acharya, Ph.D.(12)	207,392	*
All Directors and Executive Officers as a Group (ten persons)(13)	35,794,848	39.53%

*	Represents less than 1% of our outstanding stock

(1)	Includes 697,736 shares of our common stock issuable upon the exercise of vested options and 18,481 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of March 28, 2004. Also includes 21,664,079 shares of common stock beneficially owned by Sanderling Ventures. Dr. McNeil is a general partner of Sanderling Ventures and disclaims any beneficial ownership of the shares of Sanderling Ventures except to the extent of his pecuniary interest in Sanderling Ventures arising from his role as a general partner. The address of Dr. McNeil is c/o Sanderling Ventures, 400 South El Camino Real, Suite 1200, San Mateo, CA 94402.

(2)	Includes 1,253,380 shares of common stock issuable upon exercise of vested warrants. Includes 15,774,567 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis. Sanderling Ventures’ stock ownership is divided among nine related entities: Sanderling Venture Partners IV Co — Investment Fund, L.P., Sanderling IV Biomedical Co — Investment Fund, L.P.; Sanderling Venture Partners V Co — Investment Fund, L.P.; Sanderling V Limited Partnership; Sanderling V Beteiligungs GmbH and Co. KG; Sanderling Venture Partners II, L.P.; Sanderling Ventures Limited, L.P.; Sanderling V Biomedical Co-Investment, L.P.; Sanderling Ventures Management V, Sanderling BioMedical Co-Investment Fund, L.P., Sanderling Venture Partners IV Co-Investment Fund, L.P. and Sanderling Venture V Co-Investment Fund, L.P. All of these entities are limited partnerships except for Sanderling Venture Management V. Every general partner of the limited partnerships, including Dr. McNeil, would be deemed a beneficial owner of these shares under the securities laws. Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger share voting and investment control of the shares held by the Sanderling entities. The address of Sanderling Ventures is 400 South El Camino Real, Suite 1200, San Mateo, CA 94402.

(3)	Includes 366,657 shares of common stock issuable upon exercise of vested warrants. Includes 1,466,633 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis. Centerpulse is a Swiss corporation. The board of directors of Zimmer, Inc. through J. Raymond Elliott, James T. Crines and David C. Dvorak has voting and investment control of the securities held by Centerpulse USA Holding Co. The address of Centerpulse is c/o Chad F. Phipps, esq., 345 East Main Street, Warsaw, IN 46580.

(4)	Includes 3,347,467 shares of our preferred stock held by L-R Global Partners LP which are convertible into shares of our common stock on a one-for-one basis and 1,115,822 shares of our preferred stock held by L-R Global Fund, Ltd. which are convertible into shares of our common stock on a one-for-one basis. J. Murray Logan and Don LaGuardia share voting and investment control of the shares held by L-R Global Fund, Ltd. and L-R Global Partners LP. The address of L-R Global Partners, L.P. and L-R Global Fund Ltd. is 320 Park Avenue, 28th Floor, New York, NY 10022.

(5)	Includes 3,612,942 shares of our common stock issuable upon the exercise of vested options, 67,584 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of March 28, 2004 and 325,000 shares of our common stock issuable upon the exercise of vested warrants.

(6)	Includes 1,495,555 shares of our common stock issuable upon the exercise of vested options and 35,935 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of March 28, 2004. Includes 111,582 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis.

(7)	Includes 1,026,585 shares of our common stock issuable upon the exercise of vested options and 14,650 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of March 28, 2004. Mr. Umidi has the sole power to vote or direct the vote of and dispose or direct the disposition of 1,041,812 of the shares. Mr. Umidi has shared power with Greta Umidi to vote or direct the vote of and dispose or direct the disposition of 5,000 of the shares.

(8)	Includes 937,486 shares of our common stock issuable upon the exercise of vested options and 12,546 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of March 28, 2004.

(9)	Includes 90,246 shares of our common stock issuable upon the exercise of vested options and 18,481 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of March 28, 2004. Includes 510,968 common stock and 223,164 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis, held through Timken Living Trust.

(10)	Includes 705,062 shares of our common stock issuable upon the exercise of vested options, 11,726 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of March 28, 2004, 1,325 shares of our common stock issuable upon the exercise of vested warrants, and 5,298 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis.

(11)	Includes 310,321 shares of our common stock issuable upon the exercise of vested options and 18,481 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of March 28, 2004. The address of Mr. Baldwin is c/o Alcore, Inc. 1502 Quarry Drive, Edgewood, MD 21040.

(12)	Includes 188,911 shares of our common stock issuable upon the exercise of vested options and 18,481 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of March 28, 2004.

(13)	Includes 716,217 shares of our common stock, which Dr. McNeil may acquire pursuant to options, which are exercisable within 60 days of March 28, 2004, 3,680,526 shares of our common stock, which Dr. Bisbee may acquire pursuant to options, which are exercisable within 60 days of March 28, 2004, 1,531,490 shares of our common stock, which Dr. Steadman may acquire pursuant to options, which are exercisable within 60 days of March 28, 2004, 328,802 shares of our common stock, which Mr. Baldwin may acquire pursuant to options, which are exercisable within 60 days of March 28, 2004, 108,727 shares of our common stock, which Mr. Timken may acquire pursuant to options, which are exercisable within 60 days of March 28, 2004, 207,392 shares of our common stock, which Dr. Acharya may acquire pursuant to options, which are exercisable within 60 days of March 28, 2004, 1,041,235 shares of our common stock, which Mr. Umidi may acquire pursuant to options, which are exercisable within 60 days of March 28, 2004, 950,032 shares of our common stock, which Mr. Dichiara may acquire pursuant to options, which are exercisable within 60 days of March 28, 2004, and 716,785 shares of our common stock, which Dr. Rodkey may acquire pursuant to options, which are exercisable within 60 days of March 28, 2004. Includes 15,774,567 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis for Sanderling Ventures, of which Dr. McNeil is a general partner, 111,582 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis, for Dr. Steadman, 223,164 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis, for Mr. Timken and 5,298 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis, for Dr. Rodkey.

(14)	As a result of the Stockholders’ Agreement, dated June 21, 2002, by and between Allen & Company, Dr. Richard Steadman, M.D., Sanderling Venture Partners IV Co-Investment Fund, L.P., Sanderling IV Biomedical Co-Investment Fund, L.P., Sanderling IV Venture Management, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Limited Partnership, Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Ventures Management and Centerpulse USA Holding Co. and amended, effective November 26, 2002 to release Allen & Company, the parties to the Stockholders’ Agreement may be deemed to be acting as a group with regard to our common stock that is beneficially owned by each of them. The aggregate amount beneficially owned by the parties to the Stockholders’ Agreement is 31,176,083, or 37.80%, of the issued and outstanding capital stock of the Company. Each of the parties to the Stockholders’ Agreement disclaims beneficial ownership of the shares beneficially owned by the others.

ELECTION OF DIRECTORS
(PROPOSAL 1)
      We will currently elect our six directors to serve for a term of one year or until their respective successors are duly elected and qualified. Directors are elected by the affirmative vote of the holders of a plurality of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions or broker non-votes will not be counted as votes for or against any nominee or director. In the event that any nominee should become unable or unwilling to serve as a director, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee for the office of director as the Board may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.
      OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.
      The names, ages, principal occupations and other information concerning the director nominees, based upon information received from them, are set forth below.
      Gerald E. Bisbee, Jr., Ph.D., 62, (President and Chief Executive Officer from 1989 to 1997 and from 2002 to present, Chairman of the Board from 1989 through 1997, and December 2000 to present, and director since 1989). Dr. Bisbee served as Chairman and CEO of RBio, Inc. from 1998 to 2002. Dr. Bisbee was chairman and CEO of APACHE Medical Systems, Inc., a company providing clinical trial and FDA advisory services to device and pharmaceutical companies, and an industry-leading information management system for high-cost, high-risk patients. In 1988, Dr. Bisbee became Chairman and CEO of Sequel Corporation, an orthopedic rehabilitation practice management and manufacturing company. Dr. Bisbee holds a Ph.D. from Yale University in chronic epidemiology with an emphasis in muscular-skeletal disease. His dissertation is part of the development of Diagnostic Related Groups, or DRGs. Dr. Bisbee is a co-author of the first national orthopedic study entitled, Musculoskeletal Disorders: Their Frequency of Occurrence and Their Impact on the Population of the U.S. He also holds an M.B.A. in finance and health care systems from University of Pennsylvania’s Wharton School. Dr. Bisbee is also a director of Cerner Corporation.
      J. Richard Steadman, MD, 67, (Director since 2002), Dr. Steadman conducts an orthopedic surgery practice at the Steadman Hawkins Clinic in Vail, Colorado, and is globally recognized for his expertise in sports medicine, surgery and rehabilitation. Dr. Steadman has served as a director of RBio, Inc. from 1990 to 2002. Dr. Steadman has received numerous national and international awards including the Albert Trillat Award for Excellence in Knee Research from the International Society for the Knee, the H. Edward Cabaud Memorial Award for Knee Research from the American Orthopedic Society for Sports Medicine, and the highly prestigious GOTS-Beiersdorf (Germany) Prize. He is also a member of the U.S. Ski Hall of Fame. Dr. Steadman holds a BS in Biology (pre-med) from Texas A&M and an M.D. from the University of Texas, Southwestern Medical School. He completed his Orthopedic Surgery Residency at Charity Hospital (LSU) in New Orleans. Pursuant to the Stockholders’ Agreement, dated June 21, 2002, by and between Dr. Richard Steadman, M.D., Sanderling Venture Partners IV Co-Investment Fund, L.P., Sanderling IV Biomedical Co-Investment Fund, L.P., Sanderling IV Venture Management, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Limited Partnership, Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Ventures Management and Centerpulse USA Holding Co. and amended, effective November 26, 2002, the parties agreed to vote their shares in favor of initially electing Dr. Steadman to the Board of Directors.
      Robert G. McNeil, Ph.D., 61, (Director since 2002), Dr. McNeil is a general partner of Sanderling Ventures and has over twenty-five years experience as an active investor and management participant in seed and early-stage biomedical companies. Dr. McNeil has served as a director of RBio, Inc. from 1990 to 2002. He founded Sanderling Ventures in 1979. Dr. McNeil was a seed-stage investor in Advanced Cardiovascular Systems, Inc. and Venitrex, Inc., two privately-held medical device companies. He was a founder, Chief Executive Officer and Chairman of CoCensys, the Chief Executive Officer and Chairman of Acea, and the Chairman of Peregrine Pharmaceuticals, a publicly-held company. Dr. McNeil earned his Ph.D. in the fields of molecular biology, biochemistry and genetics from the University of California, Irvine. Following his graduation, he pursued a long-time interest in investing by joining Shuman Agnew & Co., a San Francisco investment firm, where he worked as a portfolio manager and investment analyst. Dr. McNeil is Chairman of the Board of InfraReDx, Inc.
      Alan W. Baldwin, 68, (Director since 2000, Chairman of Audit Committee since 2002), Mr. Baldwin is presently President and Chief Operating Officer of Argosy Chemical International. Mr. Baldwin was previously president of Alcore, a division of the McGill Corporation. Prior to joining Alcore, Mr. Baldwin was the Chief Executive Officer of CopperGlass Optical Solutions, Inc.; and director of Wren Associates, Ltd. Mr. Baldwin is a graduate of the U.S. Military Academy at West Point, New York and received his Masters Degree in engineering and mathematics from the University of Alabama.
      Abhi Acharya, Ph.D., 64, (Director since May 2003, Member of the Audit Committee since May 2004), Dr. Acharya served at the Office of Device Evaluation, Center for Devices and Radiological Health, FDA from 1977 to 1993 holding a variety of positions including Director, Division of Cardiovascular, Respiratory and Neurological Devices, and Chief of Surgical Devices Branch. Most recently, Dr. Acharya served as Senior Vice President, Regulatory Affairs, Quality, Clinical Research of EndoTex Interventional Systems, Vice President, Regulatory Affairs, Quality Assurance and Clinical Research of Target Therapeutics, Inc. and Senior Technical Advisor at Biometric Research Institute, Inc. Dr. Acharya has authored numerous publications, and he has received the FDA Award of Merit, the Commendable Service Award, and the Commissioner’s Special Citation. He earned his M.S. and Ph.D. in Biomedical Engineering from Northwestern University and a B.S. in Metallurgical Engineering from the Indian Institute of Technology. Dr. Acharya serves on the board of directors of Neomend, Inc., Stereotaxis, Inc. and InfraReDx, Inc.
      William R. Timken, 69, (Director since June 2004, Member of Audit Committee since June 2004), Mr. Timken, a founding partner of Hambrecht & Quist, joined H&Q in 1968 and retired in 1999 as its Vice Chairman. During his forty-two year career as a securities industry executive, Mr. Timken was involved in bringing to market and capitalizing companies such as Genentech, Apple and Netscape. Mr. Timken has been an informal advisor to ReGen since 1992. Mr. Timken is a graduate of Colby College and has served on the Blair Academy Board of Trustees since 1981, where he was elected Chairman in 2001.
Election of ReGen Board of Directors
      In the stockholders agreement discussed below, certain ReGen stockholders agreed to vote their shares in favor of specified directors. The parties to the agreement agreed to vote for a Board composed of:
      (1) the current chief executive officer of ReGen;
      (2) two designees of Sanderling Ventures;
      (3) one designee of Centerpulse USA Holding Company (formerly Sulzer Medica USA Holding Co.);
      (4) one designee elected in accordance with ReGen’s certificate of incorporation and bylaws and applicable law; and
      (5) two designees of a majority of the other five directors elected pursuant to the stockholders agreement.
      Centerpulse USA Holding Company’s previous designee, Richard Fritschi, resigned from the Board in February 2005. Centerpulse has not exercised its right to designate a director. If a stockholder who is entitled to appoint a director pursuant to the stockholders agreement fails to designate a representative to fill a directorship, a person may be elected to fill the position in accordance with our certificate of incorporation, bylaws and applicable Delaware law.
      The stockholders agreement will terminate upon the earliest to occur (i) June 21, 2007, (ii) a change of control or (iii) the quotation of ReGen’s shares on the Nasdaq National Market.
      Parties to the stockholders agreement may be considered a group acting with a common intent for purposes of federal securities laws and may be required to file with the Securities and Exchange Commission and keep updated a Form 13D report of their holdings of ReGen capital stock, regardless of whether the parties would otherwise be required to file such a report.
Board and Committee Meetings
      During the 2004 fiscal year, there were six meetings of the Board, two of which were telephonic meetings. Each incumbent director attended at least 75% of the aggregate total number of the meetings of the Board during his tenure and the meetings of the Board committees on which he served during such tenure.
Committees Of The Board
      The Board has a standing Audit Committee and Marketing Committee, which deals with certain specific areas of the Board’s responsibility. The Board does not have a separate compensation committee or nominating committee.
      Audit Committee. The Audit Committee, which met nine times during the 2004 fiscal year, reviews the professional services provided by our independent accountants, the independence of the accountants from our management, annual financial statements and our system of internal accounting controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financials reporting practices and procedures as it may find appropriate or may be brought to its attention. In 2004, the members of the Audit Committee were Dr. Abhi Acharya, Dr. Robert McNeil (resigned), Mr. Richard Fritschi (resigned), Mr. William Timken and Mr. Alan Baldwin (who serves as the Committee’s Chairman). Dr. Acharya replaced Mr. Fritschi on May 24, 2004 and Mr. Timken replaced Mr. McNeil on June 6, 2004. As independence is currently defined in Rule 4200(a)(15) of the NASD listing standards, our Board of Directors has determined that Mr. Alan Baldwin, Mr. William Timken and Dr. Acharya are independent directors. Pursuant to the mandates of the Sarbanes-Oxley Act of 2002, the Company’s Board of Directors has determined that Alan Baldwin, an independent director, qualifies as an “audit committee financial expert” as such term is defined in the Securities Exchange Act of 1934, as amended. The Audit Committee is governed by a charter, a copy of which is attached as Appendix A.
      Marketing Committee. The Marketing Committee supervises both the CMI marketing activities in Europe (and other geographic regions outside the United States), including the creation of a Swiss subsidiary to conduct European distribution activities through local market distributors and a limited number of employees to be hired by the Company or the Swiss subsidiary, and the preparation for marketing of the CMI in the United States after FDA approval. The Marketing Committee provides status reports and makes any necessary recommendations to the full Board. In 2004, there were no meetings of the Marketing Committee. The members of the Marketing Committee are Dr. Robert McNeil, Dr. Richard Steadman and Dr. Gerald Bisbee Jr. Mr. Richard Fritschi served as its Chairman until his resignation in February 2005. There is currently no Chairman of the Marketing Committee.
      Board of Directors Acting as the Compensation Committee. During the year ended December 31, 2004, the Company’s full Board of Directors acted as the compensation committee. Dr. Bisbee, who is a member of the Board of Directors, is also an officer of the Company. The Board of Directors met once during the year ended December 31, 2004 in this capacity for the purpose of plans and policies regarding the compensation of Company staff. Based on the size of the Company, the size of the Board of Directors, and the number of employees, the Board of Directors does not believe the Company would derive any significant benefit from a separate Compensation Committee. The members of the Board of Directors are not all independent as defined in The Nasdaq Stock Market, Inc. Marketplace Rules, as modified or supplemented.
      Board of Directors Acting as the Nominating Committee. During the year ended December 31, 2004, the Company’s full Board of Directors acted as a nominating committee. The Board of Directors met once during the year ended December 31, 2004 in this capacity for the purpose of considering potential nominees to the Board of Directors. Based on the Company’s size, and the size of the Board of Directors, the Board of Directors does not believe the Company would derive any significant benefit from a separate nominating committee. The members of the Board of Directors are not all independent as defined in The Nasdaq Stock

Market, Inc. Marketplace Rules, as modified or supplemented. The Company does not have a nominating committee charter.
      In recommending director candidates, the Board takes into consideration such factors as it deems appropriate based on the Company’s current needs. These factors may include diversity, age, skills such as understanding of the orthopedics industry and of general finance, relevant regulatory experience, decision-making ability, inter-personal skills, experience with businesses and other organizations of comparable size, community activities and relationships, and the interrelationship between the candidate’s experience and business background, and other Board members’ experience and business background, as well as the candidate’s ability to devote the required time and effort to serve on the Board.
      The Board will consider for nomination candidates recommended by shareholders if the shareholders comply with the following requirements. If a shareholder wishes to recommend a director candidate to the Board for consideration as a Board of Directors’ nominee, such shareholder must submit in writing to the Board: (i) the name and address of the stockholder submitting the proposal, as it appears on our stockholder records, and of the beneficial owner thereof, (ii) the number of each class of our shares of voting stock that are owned beneficially and of record by the stockholder and the beneficial owner, (iii) a description of all arrangements or understandings between the stockholder and the director nominee and any other person pursuant to which the nomination is to be made by the stockholder, and (iv) all information relating to the director nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a director nominee and to serving as a director if elected). This information must be delivered to the Chairman of the Company at the Company’s address and must be received no later than the date mentioned in the most recent proxy statement under the heading “Deadline for Stockholder Proposals” as such date may be amended in cases where the annual meeting has been changed as contemplated in SEC Rule 14a-8(e) to be considered as a potential Board of Directors’ nominee at the Annual Meeting of Shareholders for that year. The Board may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the committee’s candidates receive. Nominations not made in accordance with these requirements may be disregarded by the presiding officer of the meeting, and upon his instructions, the vote tellers shall disregard all votes cast for each such nominee.
Stockholder Communications with the Board
      Stockholders of the Company may communicate with the Board in writing addressed to:

Board of Directors c/o Corporate Secretary 509 Commerce Street 1st Floor, East Wing Franklin Lakes, New Jersey 07417
      The Secretary will review each stockholder communication. The Secretary will forward to the entire Board (or to members of a Board committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that (a) relates to the Company’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content and (c) does not merely relate to a personal grievance against the Company or a team member or further a personal interest not shared by the other stockholders generally.

      A copy of our Form 10-K as filed with the Securities and Exchange Commission will be sent to any shareholder without charge upon written request addressed to:

Investor Relations ReGen Biologics, Inc. 509 Commerce Street, 1st Floor, East Wing Franklin Lakes, New Jersey 07417
      The Company strongly encourages each of its directors to attend each Annual Meeting of the Company’s stockholders whenever attendance does not unreasonably conflict with the director’s other business and personal commitments. Gerald E. Bisbee, Jr., Ph.D., our Chairman of the Board of Directors, Abhi Acharya, Ph.D., Alan W. Baldwin, Richard Fritschi, Robert G. McNeil and J. Richard Steadman, M.D. attended the 2004 Annual Meeting of Stockholders.
Code of Ethics
      The Board of Directors has adopted a code of ethics that applies to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. Our Code of Ethics establishes standards and guidelines to assist the directors, officers, and employees in complying with both the Company’s corporate policies and with the law and is available on our website at www.regenbio.com. We will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics, including the name of the officer to whom the waiver was granted, on our website at www.regenbio.com.
Director Compensation
      Directors are entitled to reimbursement of expenses for attending each meeting of the Board and each meeting of any committee. The directors elected not to receive cash compensation for the fiscal year 2004.
      Currently, our directors who are not also our employees are eligible to participate in our Non-Employee Director Stock Option Plan, as amended and restated effective April 1, 2004. The Board of Directors are responsible for administering the plan. Pursuant to the plan as currently in effect, the timing of grants and the number of underlying shares to be awarded are as determined by the Committee. The exercise price of the options and the vesting schedule are specified by the committee at the time of grant and set forth in each option agreement. Stock options granted under this plan have a term of ten years from the date of grant. We currently have reserved 2,495,000 shares of our common stock for issuance under this plan. The plan may be terminated by the Board at any time. Upon the occurrence of a change of control, as defined in the plan, all outstanding unvested options under the Non-Employee Director Stock Option Plan immediately vest.
      Non-employee directors are also entitled to stock option grants under our Non-Employee Director Supplemental Stock Option Plan, which became effective as of January 1, 1999 and was amended and restated effective January 31, 2003. Pursuant to this plan, 500,000 shares of our common stock are issuable to individuals who are non-employee members of the Board on the date of the grant. The supplemental plan is administered by the Board of Directors. The exercise price of the options is to be at least the fair market value of our common stock on the date of grant. Stock options granted under the plan have a term and vest as set forth in each option agreement. The plan may be terminated by the Board at any time. Upon the occurrence of a change in control, all outstanding unvested options under the Non-Employee Director Supplemental Stock Option Plan immediately vest.
EXECUTIVE OFFICERS
      Gerald E. Bisbee, Jr., Ph.D., 62, Chairman, President and Chief Executive Officer. See description above.
      John Dichiara, 51, Senior Vice President Clinical and Regulatory Affairs, has over fifteen years experience in the orthopedics industry. Before joining our Company in 1999, he was the Director of Clinical Affairs at Howmedica Osteonics, Inc. where he was responsible for the integration of the clinical departments of both companies after the acquisition by Stryker, Inc. Prior to that time, he worked for the Howmedica Division of Pfizer Medical Technology from 1984 to 1998 in a series of increasingly responsible positions in Research and Development and Regulatory Affairs. As Director of Regulatory Affairs and Public Policy he was responsible for worldwide regulatory approvals for Howmedica’s orthopedic, craniomaxillofacial and neurological products. He holds a B.A. in biological science from Columbia College.
      William G. Rodkey, DVM, 58, Vice President of Scientific Affairs since February 1997. Since July 1991, he has served as Director of Basic Science Research and Educational Consultant at the Steadman Hawkins Sports Medicine Foundation and prior to that time was Chief of the Military Trauma Division for Letterman Army Institute of Research. Having conducted research regarding surgical care of trauma victims and authored numerous publications, he received the Albert Trillat Award for Excellence in Knee Research from the International Society for the Knee and twice the H. Edward Cabaud Memorial Award for Knee Research from the American Orthopedic Society of Sports Medicine. He holds a D.V.M. from Purdue University School of Veterinary Medicine and completed his surgery residency at the University of Florida. He is board certified as a Diplomat of the American College of Veterinary Surgeons. In 2005, Mr. Rodkey was appointed to the Scientific Committee of International Society of Arthroscopy, Knee Surgery and Orthopedic Sports Medicine.
      Brion D. Umidi, 42, Senior Vice President, Chief Financial Officer and Chief Accounting Officer, joined our Company in July 2002. Prior to joining our Company, Mr. Umidi was the founder and President of Umidi + Company, Inc., which provides professional accounting and financial management services to growing companies. Mr. Umidi acted as a contract CFO for us since 2000. Prior to starting Umidi + Company, Mr. Umidi was the CFO, Vice President of Finance and Administration, and Treasurer of APACHE Medical Systems, Inc. Mr. Umidi is a former commercial finance loan officer with the Mercantile Safe Deposit and Trust Company in Baltimore, Maryland and a former auditor with MNC Financial, Inc. in Baltimore. He received his Bachelor of Business Administration from Loyola College in Baltimore, where he majored in accounting and finance.

EXECUTIVE COMPENSATION
      The following table summarizes, for the last three fiscal years, the compensation paid to or earned by our Chief Executive Officer and our four other highest paid executive officers serving as such as of December 31, 2004.

				Long-Term
				Compensation

		Annual Compensation		Restricted	Securities
	Fiscal Year			Stock	Underlying	All Other
Name and Principal Position	Ended	Salary($)	Bonus($)	Awards($)	Options(#)	Compensation($)

Gerald E. Bisbee, Jr., Ph.D.	2004	$283,250	$100,000	—	—	—
Chairman and Chief Executive	2003	$275,000	$68,750	—	1,020,662	—
Officer	2002	$275,000	—	—	1,250,000	—
John Dichiara	2004	$180,250	$—	—	—	—
VP, Clinical Regulatory and G&A	2003	$175,000	$35,000	—	230,515	—
	2002	$168,780	$30,500	—	356,213	—
William Rodkey, D.V.M.	2004	$162,625	$—	—	—	—
VP, Scientific Affairs	2003	$157,237	$31,578	—	185,465	—
	2002	$149,659	—	—	282,485	—
Brion Umidi	2004	$180,250	$45,063	—	—	—
VP, Chief Financial Officer	2003	$175,000	$35,000	—	256,739	—
	2002	$80,208	—	—	818,638	—
OPTION GRANTS
      No stock options were granted to our executive officers for the fiscal year ended December 31, 2004.
AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END
OPTION VALUES
      The following table provides information regarding stock options held by the indicated executive officers as of December 31, 2004.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		in-the-Money Options
	Number of		Options at End of		at End of Fiscal Year
	Shares		Fiscal Year (#)		($)(1)
	Acquired on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Gerald E. Bisbee, Jr., Ph.D.	—	—	3,514,946	1,192,751	$3,436,298	$1,308,666
John Dichiara	—	—	919,293	217,335	$957,760	$230,503
William Rodkey, D.V.M.	—	—	688,063	206,060	$706,373	$224,454
Brion Umidi	—	—	1,005,342	255,012	$1,239,712	$174,581

(1)	Value is calculated by subtracting the exercise price per share from the last reported market price at December 31, 2004 and multiplying the result by the number of shares subject to the option.
Executive Employment Contracts
      On June 21, 2002, in connection with the merger of Aros Corporation and ReGen Biologics, Inc., Gerald E. Bisbee, Jr., Ph.D. became our President and Chief Executive Officer. In September 1998, we entered into an employment agreement with Dr. Bisbee, as amended in March 2004, which provides for consecutive one year terms of employment which may be terminated by either party with 90 days prior written notice. According to the terms of the amended employment agreement, we will pay Dr. Bisbee a base salary of $275,000 per year, which was increased to $283,250, effective January 1, 2004, and the Compensation Committee of the Board will annually review the base salary amount. Dr. Bisbee is also eligible, based on achievement of certain performance objectives, to receive an annual bonus of up to 25% of his base salary amount. If Dr. Bisbee is terminated without cause or is involuntarily terminated due to a change in control, he is entitled to severance pay equal to 12 months salary and benefits.
      In March 2004, we entered into an employment agreement with Brion D. Umidi, the provisions of which are deemed to have been in effect as of July 2002. The agreement provides for consecutive one year terms of employment. According to the terms of the employment agreement, Mr. Umidi’s base salary is $175,000 per year which was increased to $180,250 effective January 1, 2004, with annual review of the base salary amount by the compensation committee of the Board. If Mr. Umidi is terminated without cause or a change in control results in his involuntarily termination, he is entitled to severance pay equal to 6 months salary plus benefits.
REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
      The following report of the Board shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall it be incorporated by reference into any filing by ReGen under the Securities Act or the Exchange Act.
Executive Compensation Philosophy
      The Board is responsible for reviewing our executive compensation program and policies each year and determining the compensation of our executive officers.
      Our compensation program and policies are designed to help us attract, motivate and retain individuals of outstanding ability in key positions in order to maximize return to stockholders. The primary objectives of our executive compensation program are to:

•	provide total compensation opportunities that are competitive with opportunities provided to executives of comparable companies at comparable levels of performance;

•	ensure that our executives’ total compensation levels vary based on both our short-term financial performance and growth in stockholder value over time;

•	focus and motivate executives on the achievement of defined objectives; and

•	reward executives in accordance with their relative contributions to achieving strategic milestones and upholding key mission-related objectives.
      In designing and administering its executive compensation program, we attempt to strike an appropriate balance among these objectives.
      The Board will annually revisit the manner in which it implements our compensation policies in connection with executive staff. Our policies will continue to be designed to align the interests of our executives and senior staff with the long-term interests of the stockholders.
      Our executive compensation programs consist of three principal elements: base salary, short-term incentive cash payments and long-term stock options, each of which is discussed below.
Compensation
      Individual adjustments have been determined within the total executive compensation budget as approved by the Board and are based upon individual achievement and contribution. Salary and other compensation decisions have been made as part of our structured annual review process by the Board of Directors acting in its capacity as the compensation committee.
Short-Term Incentive Compensation
      Our compensation philosophy has emphasized incentive pay (on a limited basis) to leverage both individual and organizational performance and to raise our total compensation position in the marketplace. Our short-term incentive compensation program rewards executives for accomplishing corporate, operational and individual objectives. The program provides varied award opportunities that correspond to each participant’s level of responsibility and influence on strategic initiatives and our operations.
Long-Term Incentive Compensation
      We designed the Employee Stock Option Plan to reward employees for long-term growth consistent with stockholder return. In 2004, our stockholders approved an increase in the number of shares authorized under the plan by 3,000,000 shares, bringing the number of authorized shares to 9,450,000. The ultimate value of the long-term incentive compensation awards is dependent on the actual performance of our stock price over time.
      During 2004, 13 employees of ReGen received a total of 341,117 stock options at prices ranging between $0.90 to $1.14 per share. All such grants were subject to the terms of the Employee Stock Option Plan. No stock options were granted to executives during 2004.
Compensation of Chief Executive Officer
      Gerald E. Bisbee, Jr., Ph.D. became our President and Chief Executive Officer in 2002. Dr. Bisbee continues to serve as our Chairman, President and Chief Executive Officer. In September 1998 we entered into an employment agreement with Dr. Bisbee, as amended in March 2004, which provides for consecutive one year terms of employment which may be terminated by either party with 90 days prior written notice. According to the terms of the amended employment agreement, we will pay Dr. Bisbee a base salary of $275,000 per year, which was increased to $304,494, effective January 1, 2005, and the Compensation Committee of the Board will annually review the base salary amount. Dr. Bisbee is also eligible, based on achievement of certain performance objectives, to receive an annual bonus of up to 25% of his base salary amount. If Dr. Bisbee is terminated without cause or is involuntarily terminated due to a change in control, he is entitled to severance pay equal to 12 months salary and benefits.

Compensation Deductibility
      Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of the corporation. This provision excludes certain forms of “performance based compensation” from the compensation taken into account for purposes of the limit. The Board believes that it has structured its current compensation programs in a manner to allow us to fully deduct executive compensation under Section 162(m) of the Internal Revenue Code. The Board will continue to assess the impact of Section 162(m) of the Internal Revenue Code on its compensation practices and determine what further action, if any, is appropriate.

The Board of Directors

/s/ Abhi Acharya, Ph.D.

Abhi Acharya, Ph.D.

/s/ Alan W. Baldwin

Alan W. Baldwin

/s/ Gerald E. Bisbee, Jr., Ph.D.

Gerald E. Bisbee, Jr., Ph.D.

/s/ Robert G. McNeil, Ph.D.

Robert G. McNeil, Ph.D.

/s/ J. Richard Steadman, M.D.

J. Richard Steadman, M.D.

/s/ William R. Timken

William R. Timken

REPORT OF THE AUDIT COMMITTEE
      The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall it be incorporated by reference into any filing by ReGen under the Securities Act or the Exchange Act.
      In accordance with a written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of ReGen’s financial reporting processes.
      Review and Discussions with Management. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2004 with our management.
      Review and Discussion with Independent Public Accountants. The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.
      Conclusion. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 filed by the Company with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company’s independent registered public accounting firm.

Audit Committee of the Board of Directors

/s/ Abhi Acharya, Ph.D.

Abhi Acharya, Ph.D.

/s/ Alan W. Baldwin

Alan W. Baldwin

/s/ William R. Timken

William R. Timken

COMPARATIVE STOCK PRICE PERFORMANCE GRAPH
      The comparisons on the following graph and table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock. The information contained in this table shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall it be incorporated by reference into any previous or future filings under the Securities Act or the Exchange Act.
      The following graph compares the cumulative total stockholder return on our common stock for the last five fiscal years, with the cumulative total return on the Standard & Poor’s 500 Index — U.S. index and the cumulative total return on the stock of a group of public companies in the orthopedic and biologics businesses. This peer group, which we selected, is comprised of: Exactech, Inc.; Kyphon, Inc.; Osteotech, Inc.; Curis, Inc., Anika Therapeutics, Inc. and Wright Medical Group, Inc. We did not pay any dividends during this period. The Standard & Poor’s 500 Index — U.S. index and the stock prices of the companies in the peer group are published daily.
      The graph assumes an investment of $100 in each of ReGen Biologics, Inc., the Standard & Poor’s 500 Index — U.S. index and the peer group on January 1, 1999. The comparison also assumes that all dividends are reinvested and that the peer group returns are weighted for market capitalization.
COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG REGEN BIOLOGICS, INC.,
STANDARD AND POOR’S 500 INDEX AND THE PEER GROUP
COMPARISON OF CUMULATIVE TOTAL RETURNS*
Years
*TOTAL RETURN BASED ON $100 INITIAL INVESTMENT $ REINVESTMENT OF DIVIDENDS

	Jan 1,
	2000	2000	2001	2002	2003	2004

ReGen Biologics, Inc.	$100.00	$10.87	$5.57	$28.52	$65.39	$100.17
S&P 500	$100.00	$89.86	$78.14	$59.88	$75.68	$82.49
Peer Group	$100.00	$61.28	$61.07	$51.37	$136.89	$140.10

REGEN STOCKHOLDERS AGREEMENT
      Several ReGen stockholders entered into a stockholders agreement in connection with the merger of Aros Corporation and ReGen Biologics, Inc. Pursuant to the terms of the stockholders agreement these stockholders agreed to vote their shares in favor of the election of certain designated directors at our upcoming annual meeting. The parties to the stockholders agreement currently hold approximately 37.80% of the issued and outstanding voting capital stock of our company.
      The following summary of the stockholders agreement outlines its substantive provisions.
      Voting. The parties to the stockholders agreement agreed to vote their shares in favor of certain proposals that will govern the post-merger management of our company. The stockholders agreement requires the parties to vote their shares at a special or annual meeting of the stockholders or to execute a proxy to ensure that their shares are voted at such a meeting in the specified manner.
      Members of the Board. The parties to the stockholders agreement agreed to vote such that ReGen maintains seven members of the Board of Directors. The seven directors are to be elected as follows:

•	The then-current Chief Executive Officer of ReGen, who is currently Gerald E. Bisbee, Jr., Ph.D.;

•	Two (2) designees of Sanderling Ventures, who are currently Dr. Robert G. McNeil and Abhi Acharya, Ph.D.;

•	One (1) designee of Centerpulse USA Holding Co. (formerly known as Sulzer Medica USA Holding Co.), who is currently undesignated;

•	One (1) designee elected in accordance with ReGen’s certificate of incorporation and bylaws and applicable law, who is currently Alan Baldwin; and

•	Two (2) designees of a majority of the foregoing members of the Board of ReGen, one of whom is currently Dr. Richard Steadman.
      The stockholders agreement allows the removal of a director upon the request of the party who designated the director. If a director is removed in such a manner, resigns from our Board or otherwise ceases to be a director, the party who designated that director shall have the right to designate a new individual to serve as a director.
      If a stockholder who is entitled to appoint a director pursuant to the stockholders agreement fails to designate a representative to fill a directorship, a person may be elected to fill the position in accordance with our certificate of incorporation, bylaws and applicable Delaware law.
      Centerpulse USA Holding Company’s previous designee, Richard Fritschi, resigned from the Board in February 2005. Centerpulse has not exercised its right to designate a director.
      Reverse Stock Split. The parties to the stockholders agreement agreed to vote in favor of a reverse stock split at any meeting of the stockholders of ReGen called in accordance with ReGen’s certificate of incorporation and bylaws and applicable law.
      Legend. The stock certificates that represent the shares held by the parties to the stockholders agreement will bear a legend on the certificates stating that the ability to vote the shares is subject to the restrictions outlined in the stockholders agreement.
      Transfer of Shares. If any parties to the stockholders agreement transfer any of their ReGen shares, the party who receives the shares will be bound by all the terms of the stockholders agreement.
      Termination. The stockholders agreement will terminate upon the earliest to occur (i) June 21, 2007, (ii) a change of control or (iii) the quotation of ReGen’s shares on the Nasdaq National Market. For purposes of termination of the stockholders’ agreement, a change of control of the company means a merger or consolidation of our company wherein there is a change in ownership of a majority of our company’s capital stock; a sale or transfer of substantially all of our assets; a sale by the stockholders of our company to any non-affiliate of a majority of our shares; or a liquidation or dissolution of our company.

      Amendment. The stockholders agreement may be amended by the mutual agreement of our company and the holders of a majority of the outstanding shares of our company at the time of the proposed amendment.
RATIFICATION OF PROPOSAL TO AMEND THE COMPANY’S
AMENDED & RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
COMMON STOCK FROM 130,000,000 SHARES TO 165,000,000 SHARES
(PROPOSAL 2)
      On March 25, 2005, the Board of Directors authorized an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of our authorized shares of common stock from 130,000,000 shares to 165,000,000 shares. Subject to shareholder approval, the first paragraph of Article FOURTH would be amended to read as follows and would be filed with the Delaware Secretary of State:

“FOURTH: Authorized Shares. The Corporation is authorized to issue two classes of stock, to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is 165,000,000 shares, par value $0.01 per share, and the number of shares of Preferred Stock to be issued is 60,000,000 shares, par value $0.01 per share.”
      The affirmative vote of the holders of a majority of the outstanding shares of common stock and preferred stock entitled to vote, voting as a single class, is necessary to approve this proposal. Abstentions will be treated as votes against the proposal and broker non-votes will have no effect on the voting results.
      The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. However, because holders of common stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of common stock will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of common stock. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock will remain unchanged under this amendment.
      As of the Record Date, a total of 53,396,717 shares of the Company’s currently authorized 130,000,000 shares of common stock are issued and outstanding. Additionally, the Company has reserved 25,925,429 shares of common stock for conversion of outstanding Preferred Stock and 23,657,284 shares of common stock for exercise of stock options and warrants. The increase in the number of authorized but unissued shares of common stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.
      The proposed increase in the authorized number of shares of common stock could have a number of effects on the Company’s stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Except as further discussed herein, the Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

      Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.
      There are currently no plans, arrangements, commitments or understandings for the issuance of the additional shares of common stock which are to be authorized.
      OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK FROM 130,000,000 SHARES TO 165,000,000 SHARES.
RATIFICATION OF PROPOSAL TO AMEND THE COMPANY’S AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE FOR
SEVEN REVERSE STOCK SPLIT OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK
(PROPOSAL 3)
      Our Board has unanimously approved a resolution seeking approval for a one for seven reverse stock split whereby each seven shares of common stock currently issued and outstanding will be converted into one share of common stock.
      The affirmative vote of the holders of a majority of the outstanding shares of common stock and preferred stock entitled to vote, voting together as a single class, is necessary to approve this proposal. Abstentions will be treated as votes against the proposal and broker non-votes will have no effect on the voting results.
      The proposed reverse stock split will affect all of our currently issued and outstanding common stock. The reverse stock split, if approved, would not affect your current ownership stake in our company, nor would it affect the ownership stakes of any other stockholder. Although there can be no assurance of the future effect on our stock price, the reverse stock split would likely increase the per share price of our common stock. Initially, the increase in our per share stock price would likely correspond to the reduction in the number of shares of our common stock that are outstanding and available for issuance.
      Our Board approved this resolution for the following reasons. First, the reverse stock split will aid our Company’s efforts to have our common stock re-listed on a national securities exchange or the Nasdaq Stock Market by increasing the per share price of our stock to meet the market’s minimum listing price. Second, our Board feels that an increased per share stock price may have the effect of making our common stock more attractive to individuals as well as institutional investors in the future.
      Our Board feels that having our Company’s common stock listed on a national securities exchange or the Nasdaq Stock Market is in the best interests of the long-term success of the Company. However, our Board feels that overall market conditions, the momentum in the price of our stock and other factors may impact the desired timing of effectuating the reverse stock split. Therefore, as part of this resolution, the Board will have the authority to effect the reverse split during a period of up to six months after the date of the annual meeting, and will also have the authority not to effect the reverse split in such timeframe.
      The authorization of the reverse stock split will not be subject to the “going private” rules of the Securities Exchange Act of 1934 as we do not anticipate reducing the number of stockholders in the event we effect the reverse stock split.
Authorized Shares of Common Stock
      The reverse split will affect our issued and outstanding shares, but will not effect the number of shares of common stock the Company is authorized to issue. The reverse stock split will result in an effective increase in the number of authorized, but unissued, shares of our common stock, which may be construed as having an anti-takeover effect. Although we are not proposing the reverse split for this purpose, we could, subject to the Board’s fiduciary duties and applicable law, issue such additional shares to purchasers who might oppose a hostile takeover bid. Such a use of these shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by our Board.
Fractional Shares
      We will not issue fractional shares of our common stock in connection with the proposed reverse stock split. Instead, in the event we consummate the reverse stock split, any fractional share that results from the proposed reverse stock split will be rounded up to the next whole share of our common stock. For example, a stockholder who owns 82 shares of our common stock prior to the proposed stock split will automatically own 12 shares of our common stock after the reverse stock split (not the 11.7 shares that would result from dividing 82 shares by 7). As a result, stockholders will not receive cash for fractional shares.
Appraisal Rights
      No appraisal rights are available under Delaware law or our certificate of incorporation or bylaws if you dissent from or vote against the proposal to approve the reverse stock split. Other rights or actions may exist under Delaware law for stockholders who are harmed by reverse stock splits generally. Although the nature and extent of these rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.
      In the stockholder agreement discussed above, certain ReGen stockholders agreed to vote their shares in favor of a reverse stock split at any meeting of the stockholders of ReGen called in accordance with ReGen’s certificate of incorporation and bylaws and applicable law.
      Parties to the stockholders agreement may be considered a group acting with a common intent for purposes of federal securities laws and may be required to file with the Securities and Exchange Commission and keep updated a Form 13D report of their holdings of ReGen capital stock, regardless of whether the parties would otherwise be required to file such a report.
      OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL TO EFFECT A ONE FOR SEVEN REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING COMMON STOCK.
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
(PROPOSAL 4)
Independent Accountants For 2005
      The Board, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP to audit our accounts for the fiscal year ending December 31, 2005. Ernst & Young has reported that none of its members has any direct financial interest or material indirect financial interest in us. Currently, our Audit Committee is composed of Mr. Baldwin, Dr. Acharya and Mr. Timken and has responsibility for recommending the selection of auditors.
      The Audit Committee’s pre-approval process for non-audit and audit-related services may be found in the charter of the Audit Committee, a copy of which is attached hereto as Appendix A.
      The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is necessary to ratify the Board’s selection of Ernst & Young LLP to audit our accounts for the fiscal year ending December 31, 2005. Abstentions will be treated as votes against the proposal and broker non-votes will have no effect on the voting results. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders. These representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fiscal 2004 and Fiscal 2003 Audit Firm Fee Summary.
      During fiscal year 2004, we retained our principal auditor, Ernst & Young LLP, to provide services in the following categories and amounts:

Audit Fees	$186,533
Audit-Related Services Fees(1)(3)	27,500
Tax Fees(2)(3)	29,500
All Other Fees	—

Total Fees	$243,533

      During fiscal year 2003, we retained our principal auditor, Ernst & Young LLP, to provide services in the following categories and amounts:

Audit Fees	$177,389
Audit-Related Services Fees(1)(3)	70,000
Tax Fees(2)(3)	63,074
All Other Fees	—

Total Fees	$310,463

(1)	Audit-related services generally include fees for Securities and Exchange Commission registration statements.

(2)	Non-audit related services fees generally include fees for tax preparation services.

(3)	All of the audit related and tax services rendered to ReGen in 2004 and 2003 were approved by the Audit Committee pursuant to its charter.
      The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent auditor, and the fees paid to Ernst & Young LLP in 2004 were pre-approved. These procedures include reviewing and approving a budget for audit and permitted non-audit services. The budget includes a description of, and an estimated amount for audit services and for particular categories of non-audit services that are recurring in nature and therefore are anticipated at the time the budget is reviewed. Audit Committee pre-approval is required (i) if the estimated amount for a particular category of non-audit services will be substantially exceeded, and (ii) to engage the independent auditor for any non-audit services not included in the budget. The Audit Committee has delegated pre-approval authority to the chairman of the Audit Committee for services that were not included in the budget; these services are then reviewed at the next Audit Committee meeting. The Audit Committee periodically monitors the services rendered and fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.
      The Audit Committee has determined that the provision of services by Ernst & Young LLP is compatible with maintaining such auditor’s independence.
      OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.
DEADLINE FOR STOCKHOLDERS PROPOSALS
      Proposals of stockholders intended for inclusion in our proxy statement relating to the 2006 Annual Meeting of Stockholders must be received at our offices (addressed to the attention of the Corporate Secretary) not later than December 16, 2005. Any such proposal must comply with Rule 14a-8 of

Regulation 14A of the proxy rules of the Securities and Exchange Commission. The submission by a stockholder of a proposal for inclusion in the proxy statement does not guarantee that it will be included. Any stockholder proposal not included in the proxy materials we disseminate for our 2006 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Exchange Act will be considered untimely for the purposes of Rules 14a-4 and 14a-5 under the Exchange Act if notice of the proposal is received after March 1, 2006. Management proxies will be authorized to exercise discretionary authority with respect to any stockholder proposal not included in our proxy materials unless (a) we receive notice of such proposal by March 1, 2006 and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met.
ADDITIONAL INFORMATION
      Management knows of no matters that are to be presented for action at the annual meeting other than those set forth above. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.
      We will bear the expenses in connection with the solicitation of proxies. Solicitation will be made by mail, but may also be made by telephone, personal interview, facsimile or personal calls by our officers, directors or employees who will not be specially compensated for such solicitation. We may request brokerage houses and other nominees or fiduciaries to forward copies of our proxy statement to beneficial owners of common stock held in their names and we may reimburse them for reasonable out-of-pocket expenses incurred in doing so.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Our flagship product, the Collagen Meniscus Implant, or CMI, is distributed by the Centerpulse unit (“Centerpulse”) of Zimmer Holdings, Inc. (NYSE: ZMH) (“Zimmer”) under a distribution agreement.
      In May 2003, Centerpulse agreed to be acquired by Smith & Nephew PLC and, subsequently, Zimmer announced a proposal to acquire Centerpulse. In August 2003, Centerpulse agreed to accept the Zimmer offer and on October 2, 2003 Zimmer announced the completion of its exchange offers, which resulted in Zimmer beneficially owning 98.7% of the issued Centerpulse shares.
      In 2003 Centerpulse was obligated to sell a minimum of 800 CMIs. On February 5, 2004 Centerpulse delivered its final sales report for the calendar year ended December 31, 2003. This report indicated that Centerpulse failed to meet the minimum sales requirements. In accordance with the terms of the distribution agreement with Centerpulse, we elected to amend the distribution agreement to make the distribution rights to the CMI held by Centerpulse non-exclusive. Pursuant to the terms of the distribution agreement, this election took effect as of April 17, 2004. On February 15, 2005 we received notice from Centerpulse of its intent to terminate the distribution agreement, effective August 11, 2005. The agreement permits termination by Centerpulse at any time upon six months’ prior written notice to the Company. Centerpulse did not provide any reason for the termination. Also on February 15, 2005, Richard Fritschi, the President of Centerpulse Orthopedics Ltd, a unit of Zimmer, resigned his position as a director of the Company. Mr. Fritschi’s resignation was not related to any disagreement with the Company.
      Our distribution agreement with Centerpulse includes a cost reimbursement agreement. The cost reimbursement agreement provides that Centerpulse shall bear the costs pertaining to the CMI to the extent necessary and directed toward obtaining regulatory approval for the CMI in any country other than the U.S. Such costs shall include the costs of conducting clinical studies, preparing and pursuing regulatory submissions up to the point of obtaining regulatory approval. Additionally, to the extent that we incur expenses for the distribution, marketing and sale of the CMI in accordance with mutually agreed plans or upon approval of such expense by Centerpulse, Centerpulse is obligated to reimburse us. For the year ended December 31, 2004, we were entitled to reimbursement of approximately $17,000 in developmental costs. The cost reimbursement agreement will terminate effective August 11, 2005.

      In addition to the distribution arrangements described above, Centerpulse has provided us debt financing pursuant to two Credit Agreements. To secure our obligations under the second Credit Agreement, we have granted Centerpulse a security interest in certain of our intellectual property and have agreed not to license or sell such intellectual property, other than in the ordinary course of our business. In the event we, without the written consent of Centerpulse, enter into an agreement with a competitor of Centerpulse involving either the licensing of our intellectual property or the co-development of intellectual property, in each case relating to future generations of the CMI, Centerpulse may, at its option, accelerate the maturity of the debt. As of December 31, 2004, we owed approximately $7.1 million under these credit facilities. The Credit Agreements provide that the debt will mature on the earlier of 36 months from the date we receive FDA approval for the CMI or December 31, 2009. On the due date, we may, at our option and subject to certain conditions, require any unpaid debt to be converted to equity at a price per share equal to 75% of the then current market price of our stock. Pursuant to the terms of the agreement between the Company and Centerpulse, the Company’s debt obligations pursuant to the Credit Agreements will not be accelerated as a result of the Company’s election to exercise its contractual right to convert the distribution agreement to a non-exclusive right.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires our directors, officers and certain persons who own more than 10% of our common stock to file with the Securities and Exchange Commission reports concerning their beneficial ownership of our equity securities. These persons are required to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on our review of the copies of such forms received by us from our directors, officers and greater than 10% beneficial owners, all of these reports were filed on a timely basis, except that the following individuals inadvertently failed to file on a timely basis Form 4’s relating to the issuance of stock options: Abhi Acharya, Alan Baldwin, Gerald Bisbee, Richard Fritschi, John Dichiara, Robert G. McNeil, J. Richard Steadman, William Rodkey and Brion Umidi. We believe that all directors and officers of ReGen subject to Section 16(a) reporting are current in their reporting obligations thereunder.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referencing those documents. The information that we incorporate by reference is considered to be part of this Proxy Statement.
      We incorporate by reference into this Proxy Statement our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, a copy of which accompanies this Proxy Statement. In addition, our Annual Report on Form 10-K has been filed with the SEC and may be accessed from the SEC’s homepage at www.sec.gov.

By Order of the Board,

/s/ Gerald E. Bisbee, Jr., Ph.D.

Gerald E. Bisbee, Jr., Ph.D.

Chairman and Chief Executive Officer
Franklin Lakes, NJ
April 19, 2005

APPENDIX A
CHARTER
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF REGEN BIOLOGICS, INC.
PURPOSE
      The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by monitoring: the integrity of the financial reports and other financial information of the Corporation, compliance by the Corporation with legal and regulatory requirements; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the independence and performance of the Corporation’s internal and external auditors and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system;

•	Review and appraise the audit efforts and independence of the Corporation’s accountants;

•	Review and appraise the efforts and effectiveness of the Corporation’s internal auditing efforts; and

•	Provide an avenue of communication among the auditors, financial and senior management, the internal auditing function and the Board of Directors.
      The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV, of this Charter.
COMPOSITION
      The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors. An independent director is a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.
      The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.
MEETINGS
      The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing function and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporations financials consistent with IV.4. below.

A-1

RESPONSIBILITIES AND DUTIES
      To fulfill its responsibilities and duties the Audit Committee shall:

•	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval;

•	Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Corporation’s financial statements;

•	Review significant financial reporting issues and judgments made by management and the auditors in connection with the preparation of the Corporation’s financial statements, including an analysis of the effect of alternative GAAP methods on the Corporation’s financial statements and a description of any transactions as to which management obtained SAS 50 letters.

•	Review with management and the auditors the Corporation’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the auditors’ reviews of the quarterly reports;

•	Review major changes to the Corporation’s auditing and accounting principles and practices as suggested by the auditors, management or internal auditors;

•	Recommend to the Board the appointment of the auditors, which firm is ultimately accountable to the Audit Committee and the Board;

•	Approve the fees to be paid to the auditors for audit service;

•	Approve the retention of the auditors for any non-audit service and the fee for such service;

•	Receive periodic reports from the auditors regarding the auditor’s independence, discuss such reports with the auditors, consider whether the provision of non-audit services is compatible with maintaining the auditors’ independence and, if so, recommend that the Board take appropriate action to satisfy itself of the independence of the auditors;

•	Review with management and the auditors any correspondence with regulators or government agencies and any employee complaints or published reports which raise material issues regarding the Corporation’s financial statements or accounting policies; and

•	Advise the Board with respect to the Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s code of conduct;
      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the auditors or to assure compliance with laws and regulations and the Corporation’s code of conduct.

A-2

ReGen Biologics, Inc.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL.

[X]	Please mark votes as in this example.	L	#ARS

THE BOARD RECOMMENDS A VOTE FOR ALL PROPOSALS.

		FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES
1.	To elect (01) Gerald E. Bisbee, Jr., Ph.D., (02) Abhi Acharya, Ph.D., (03) Alan W. Baldwin, (04) Robert G. McNeil, Ph.D., (05) J. Richard Steadman, M.D., and (06) William R. Timken as directors for the next year.	☐	☐

☐
For all nominee(s) except as written above.

		FOR	AGAINST	ABSTAIN
2.	To approve the amendment of ReGen’s Certificate of Incorporation to increase the authorized shares of common stock, $0.01 par value per share, from 130,000,000 shares to 165,000,000 shares.	☐	☐	☐
		FOR	AGAINST	ABSTAIN

3.	To approve a one for seven reverse stock split of all of ReGen's issued and outstanding common stock, subject to the authority of the Board.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	To ratify the appointment of Ernst & Young LLP as our independent accountants for the current fiscal year.	☐	☐	☐

5.	To transact such other business as may come before the Meeting or any adjournment thereof.

		Mark box at right if you plan to attend the Annual Meeting.		☐

		Mark box at right if an address change or comment has been noted on the reverse side of this card.		☐

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:

Signature:	Date:

REVOCABLE PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ReGen Biologics, Inc.

Proxy for the Annual Meeting of Stockholders
to be held on Friday, May 13, 2005

The undersigned stockholder of ReGen Biologics, Inc. (the “Company”) hereby constitutes and appoints Gerald E. Bisbee, Jr., Ph.D. and Brion D. Umidi and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of ReGen Biologics, Inc. to be held on Friday, May 13, 2005 at 12:30 p.m. Eastern time, at the offices of the Company’s legal counsel, Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036 and at any and all adjournments and postponements thereof (the “Meeting”), on all matters properly before the Meeting.

THE PROXIES WILL VOTE USING THE DIRECTIONS PROVIDED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN THIS PROXY, BUT DO NOT PROVIDE SPECIFIC DIRECTION WITH RESPECT TO A VOTING ITEM, THIS PROXY WILL BE VOTED WITH RESPECT TO SUCH ITEM AS RECOMMENDED BY THE BOARD OF DIRECTORS. THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE NOTICE OF 2005 ANNUAL MEETING AND PROXY STATEMENT.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?